Exhibit 99.1

Aerpio Reports Second Quarter 2019 Financial Results and Provides Business Update

CINCINNATI—(BUSINESS WIRE)— Aerpio Pharmaceuticals, Inc. (Nasdaq: ARPO), a biopharmaceutical company focused on developing compounds that activate Tie2 to treat ocular diseases and diabetic complications, today reported financial results for the second quarter ended June 30, 2019, and provided a business update.

“We remain committed to rapidly advancing our topical ocular formulation of AKB-9778 for primary open-angle glaucoma (POAG),” said Stephen Hoffman, M.D., Ph.D., Chief Executive Officer of Aerpio. “Following the completion of our Phase 2b study in diabetic retinopathy, we took important steps to realign the Company. This realignment is designed to enable us to realize cost savings and efficiently utilize our resources as we direct our efforts toward advancing our clinical development program for glaucoma. Based on AKB-9778’s differentiated mechanism of action, as well as the consistent intraocular pressure (IOP) reduction observed in our previous TIME-2 and TIME-2b studies, we believe that AKB-9778 has the potential to provide a novel and differentiated approach to treating POAG. We look forward to announcing top-line results from the ongoing Phase 1b clinical trial later this year.”

Recent Company Highlights and Upcoming Milestones

•

Initiated a Phase 1b clinical trial to evaluate the safety and pharmacokinetics of a topical drop formulation of AKB-9778 in healthy subjects in the second quarter of 2019, with results anticipated by the end of 2019.

•	Completed realignment plan to reduce costs and right size the Company for the future development of its product candidates.

Second Quarter 2019 Financial Highlights

As of June 30, 2019, cash and cash equivalents totaled $48.2 million. Total shares outstanding, as of June 30, 2019, were 40.6 million.

For the three months ended June 30, 2019, operating expenses totaled $6.0 million, including $0.9 million in restructuring expense, $0.6 million in non-cash stock compensation expense, compared to $7.4 million, including $0.9 million in non-cash stock compensation expense, for the same period in 2018.

Research and development expenses for the three months ended June 30, 2019, decreased $2.0 million, or 46.5%, compared to the same period in 2018. This decrease was primarily the result of decreased expenses associated with the TIME-2b clinical trial of AKB-9778.

General and administrative expenses for the three months ended June 30, 2019, decreased $0.3 million, or 10.8%, compared to the same period in 2018. This decrease was primarily attributable to decreased non-cash stock compensation expense.

Net loss attributable to common shareholders for the three months ended June 30, 2019 was $5.7 million, or $0.14 per share, compared to a net loss attributable to common shareholders of $6.0 million, or $0.22 net loss per share, for the same period in 2018.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class compounds that activate Tie2 to treat ocular diseases and complications of diabetes. Tie2 is an important regulator of vascular stability and its down-regulation is found in patients with diabetes and other conditions. Down-regulation is caused by activation of two inhibitors of Tie2, VE-PTP and Ang-2. The Company’s lead compound, AKB-9778, is being investigated, in a topical drop formulation, for its potential as a treatment for open-angle glaucoma. For more information, please visit www.aerpio.com

About AKB-9778

AKB-9778 binds to and inhibits vascular endothelial protein tyrosine phosphatase (VE-PTP), an important negative regulator of Tie2. Decreased Tie2 activity contributes to vascular instability in many diseases including diabetes. AKB-9778 activates the Tie2 receptor irrespective of extracellular levels of its binding ligands, angiopoietin-1 (agonist) or angiopoietin-2 (antagonist) and may be the most efficient pharmacologic approach to maintain normal Tie2 activation.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, projections regarding the intended benefits of the Company’s realignment, the development of the Company’s product candidates, including AKB-9778, the Company’s plans for future development of its product candidates, including the timing of the Company’s planned clinical trials and expected results from such clinical trials, and the therapeutic potential of the Company’s product candidates. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to continue to develop AKB-9778 or other product candidates, the inherent uncertainties associated with the drug development process, including uncertainties in regulatory interactions, commencing clinical trials and enrollment of patients in clinical trials, our ability to realize the intended benefits of our realignment, and competition in the industry in which the Company operates and overall market conditions.

These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$48,157	$62,614
Prepaid R&D contracts	368	754
Other current assets	264	616

Total current assets	48,789	63,984
Furniture and equipment, net	298	99
Operating lease right-of-use asset	472	—
Deposits	41	41

Total assets	$49,600	$64,124

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,402	$5,457
Current portion of operating lease liability	193	—

Total current liabilities	3,595	5,457
Operating lease liability, net of current portion	288	—

Total liabilities	3,883	5,457
Stockholders’ equity:
Capital	178,858	177,626
Accumulated deficit	(133,141)	(118,959)

Total stockholders’ equity	45,717	58,667

Total liabilities and stockholders’ equity	$49,600	$64,124

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
License revenue, and other	$—	$1,333	$—	$1,333
Operating expenses:
Research and development	2,264	4,229	7,850	8,258
General and administrative	2,800	3,140	6,055	6,588
Restructuring expense	915	—	915	—

Total operating expenses	5,979	7,369	14,820	14,846

Loss from operations	(5,979)	(6,036)	(14,820)	(13,513)
Interest and other income	295	46	644	97

Net and comprehensive loss	$(5,684)	$(5,990)	$(14,176)	$(13,416)

Net loss per common share basic and diluted	$(0.14)	$(0.22)	$(0.35)	$(0.49)

Weighted average common shares outstanding basic and diluted	40,588	27,341	40,588	27,194

Contacts

Investor & Media:

Aerpio Pharmaceuticals, Inc.

Michael Rogers

Chief Financial Officer

mrogers@aerpio.com

or

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media:

Robert Flamm, Ph.D.

rflamm@burnsmc.com

or

Investors:

John Grimaldi

jgrimaldi@burnsmc.com

Source: Aerpio Pharmaceuticals, Inc.